PIEDMONT LITHIUM

CLEAN ENERGY IN THE USA

Corporate Presentation – June 2020

Nasdaq :PLL

ASX :PLL

ABN 50 002 664 495

LiOH

Filed pursuant to Rule 433
Dated June 8, 2020
Issued Free Writing Prospectus supplementing the
Preliminary Prospectus supplement dated June 8, 2020 and
Prospectus dated November 14, 2019
Registration No. 333-234445

FREE WRITING PROSPECTUS

This presentation highlights basic information about us and the proposed offering. Because it is a summary, it does not contain all of the information that you should consider before investing. We have filed a registration statement (including a prospectus supplement and the accompanying prospectus) with the SEC for the offering to which this presentation relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering.

You may access these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. The preliminary prospectus supplement is available on the SEC Web site at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact ThinkEquity, a division of Fordham Financial Management, Inc., Prospectus Department, 17 State Street, 22nd Floor, New York, New York 10004, telephone: (877) 436-3673 or e-mail: prospectus@think-equity.com.

This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectus supplement and related base prospectus.

DISCLAIMERS

Cautionary Statements and Important Information

This presentation does not constitute or form part of any offer to sell, or solicitation of any offer to buy, any securities in the United States or any other country or jurisdiction where such offer or sale is prohibited. This presentation may not form the basis of any contract or commitment whatsoever with any person. Distribution of this presentation may be restricted by applicable law. This presentation has been prepared by Piedmont Lithium Limited ("Piedmont") as a summary only and does not contain all information about Piedmont's assets and liabilities, financial position and performance, profits and losses, prospects, and the rights and liabilities attaching to Piedmont's securities. Any investment in Piedmont should be considered speculative and there is no guarantee that they will make a return on capital invested, that dividends would be paid, or that there will be an increase in the value of the investment in the future. Piedmont does not purport to give financial or investment advice. No account has been taken of the objectives, financial situation or needs of any recipient of this presentation. Recipients of this presentation should carefully consider whether the securities issued by Piedmont are an appropriate investment for them in light of their personal circumstances, including their financial and taxation position.

Forward Looking Statements

This presentation contains forward-looking statements within the meaning of securities legislation in Australia and the United States, including statements regarding exploration and development activities; plans for Piedmont's mineral projects; projections of market demand and lithium prices; statements about the timing and amount of resource declarations; and statements about the timing and ability to complete scoping studies and feasibility studies.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual events, results, performance or achievements to be materially different from events, results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that we will be unable to commercially extract mineral deposits, that our properties may not contain expected reserves, risks and hazards inherent in the mining business (including risks inherent in developing mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), uncertainty about our ability to obtain required capital to execute our business plan, our ability to hire and retain required personnel, changes in the market prices of lithium, changes in technology or the development of substitute products, the uncertainties inherent in exploratory, developmental and production activities, including risks relating to permitting and regulatory delays, uncertainties inherent in the estimation of lithium resources, risks related to competition, as well as other uncertainties and risk factors set out in filings made from time to time with the Australia Securities Exchange and the U.S. Securities and Exchange Commission, including our most recent Form 20-F. Actual events, results, performance and achievements could vary significantly from the estimates presented in this presentation. Readers are cautioned not to put undue reliance on forward-looking statements. We disclaim any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, we undertake no obligation to comment on analyses, expectations or statements made by third parties in respect of Piedmont, its financial or operating results or its securities.

DISCLAIMERS

Cautionary Statements – Scoping Study

The Scoping Study referred to in this presentation has been undertaken to determine the potential viability of the Integrated Project comprising a Mine/Concentrator and Chemical Plant constructed in North Carolina, USA and to reach a decision to proceed with more definitive studies. The Scoping Study for the Integrated Project has been prepared to an intended accuracy level of ±25%. The results should not be considered a profit forecast or production forecast.

The Scoping Study is a preliminary technical and economic study of the potential viability of the Integrated Project. In accordance with the ASX Listing Rules, the Company advises it is based on low-level technical and economic assessments that are not sufficient to support the estimation of Ore Reserves. Further evaluation work including infill drilling and appropriate studies are required before Piedmont will be able to estimate any Ore Reserves or to provide any assurance of an economic development case.

Approximately 53% of the total production targets are in the Indicated Mineral Resource category with 47% in the Inferred Mineral Resource category. 100% of the production target in years 1-3 is in the Indicated Mineral Resource category. The Company has concluded that it has reasonable grounds for disclosing a production target which includes an amount of Inferred Mineral Resource. However, there is a low level of geological confidence associated with Inferred Mineral Resources and there is no certainty that further exploration work (including infill drilling) on the Piedmont deposit will result in the determination of additional Indicated Mineral Resources or that the production target itself will be realized.

The Scoping Study is based on the material assumptions outlined elsewhere in the Company's announcement "Chemical Plant PFS Demonstrates Exceptional Economics and Optionality of USA Location" released to the ASX on May 26, 2020. These include assumptions about the availability of funding. While Piedmont considers all the material assumptions to be based on reasonable grounds, there is no certainty that they will prove to be correct or that the range of outcomes indicated by the Scoping Study will be achieved.

To achieve the range outcomes indicated in the Scoping Study, additional funding will likely be required. Investors should note that there is no certainty that Piedmont will be able to raise funding when needed. It is also possible that such funding may only be available on terms that dilute or otherwise affect the value of the Piedmont's existing shares. It is also possible that Piedmont could pursue other 'value realization' strategies such as sale, partial sale, or joint venture of the Integrated Project. If it does, this could materially reduce Piedmont's proportionate ownership of the Integrated Project.

The Company has concluded it has a reasonable basis for providing the forward-looking statements included in this presentation and believes that it has a reasonable basis to expect it will be able to fund the development of the Integrated Project. Given the uncertainties involved, investors should not make any investment decisions based solely on the results of the Scoping Study.

Cautionary Note to United States Investors Concerning Estimates of Measured, Indicated and Inferred Resources

The information contained in this presentation has been prepared in accordance with the requirements of the securities laws in effect in Australia, which differ from the requirements of U.S. securities laws. The terms "mineral resource", "measured mineral resource", "indicated mineral resource" and "inferred mineral resource" are Australian terms defined in accordance with the 2012 Edition of the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves (the "JORC Code"). However, these terms are not defined in Industry Guide 7 ("SEC Industry Guide 7") under the U.S. Securities Act of 1933, as amended (the "U.S. Securities Act"), and are normally not permitted to be used in reports and filings with the U.S. Securities and Exchange Commission ("SEC"). Accordingly, information contained herein that describes Piedmont's mineral deposits may not be comparable to similar information made public by U.S. companies subject to reporting and disclosure requirements under the U.S. federal securities laws and the rules and regulations thereunder. U.S. investors are urged to consider closely the disclosure in Piedmont's Form 20-F, a copy of which may be obtained from Piedmont or from the EDGAR system on the SEC's website at www.sec.gov.

On June 25, 2019 the Company announced an updated Mineral Resource Estimate ("MRE") prepared by independent consultants CSA Global Pty Ltd ("CSA Global") in accordance with JORC Code (2012 Edition). The total Mineral Resources for reported by Piedmont for its Core and Central properties located within the TSB are 27.9 Mt grading at 1.11% Li2O.

Piedmont Mineral Resource Estimate (0.4% cut-off)

Resource Category	Core property		Central property		Total			
	Tonnes (Mt)	Grade (Li_2O%)	Tonnes (Mt)	Grade (Li_2O%)	Tonnes (Mt)	Grade (Li_2O%)	Li_2O (t)	LCE (t)
Indicated	12.5	1.13	1.41	1.38	13.9	1.16	161,000	398,000
Inferred	12.6	1.04	1.39	1.29	14.0	1.06	148,000	366,000
Total	25.1	1.09	2.80	1.34	27.9	1.11	309,000	764,000

DISCLAIMERS

Competent Persons Statements

The information in this presentation that relates to Exploration Results, Mineral Resources, Metallurgical Testwork Results, Concentrator Process Design, Concentrator Capital Costs, Concentrator Operating Costs, Mining Engineering and Mining Schedule was extracted from our ASX announcement dated May 26, 2020 which is available to view on the Company's website at www.piedmontlithium.com.

The information in this presentation that relates to Exploration Targets and Mineral Resources is extracted from the Company's ASX announcements dated June 25, 2019, April 24, 2019, and September 6, 2018 which are available to view on the Company's website at www.piedmontlithium.com.

Piedmont confirms that: a) it is not aware of any new information or data that materially affects the information included in the original ASX announcement; b) all material assumptions and technical parameters underpinning Mineral Resources, Production Targets, and related forecast financial information derived from Production Targets included in the original ASX announcement continue to apply and have not materially changed; and c) the form and context in which the relevant Competent Persons' findings are presented in this report have not been materially modified from the original ASX announcement.

AMERICA'S ONLY CONVENTIONAL LITHIUM PROJECT

LiOH for the EV Market	▪ Lithium hydroxide (LiOH) is required for long-range batteries favored by western OEMs ▪ 31% CAGR for LiOH demand as EV penetration expected to reach 28% by 2030 (Benchmark Mineral Intelligence) ▪ Piedmont plans to produce LiOH from spodumene, the feedstock preferred by major OEMs ▪ Piedmont offers a USA alternative to China's current dominance of the LiOH market
Ideal US Location	▪ Control of over 2,100 acres on the Carolina Tin-Spodumene Belt (TSB) 25 miles west of Charlotte, NC ▪ North Carolina is the cradle of the lithium industry with 50+ years of lithium processing ▪ Outstanding infrastructure, low operating costs and proximity to major automotive plants
Strong Track Record	▪ Company founded in 2016 – first-mover land package on the TSB ▪ 55,000 meters core drilling; large mineral resource ▪ Section 404 permit for Mine / Concentrator granted November 2019 ▪ Recently completed Merchant Prefeasibility Study (PFS) and Integrated Scoping Study
Two Development Scenarios	▪ Merchant – producing LiOH from spodumene purchased from global suppliers ▪ Integrated – producing LiOH from spodumene produced by Piedmont
Favorable Economics	▪ Merchant PFS estimated NPV of $714M and IRR of 26% for initial estimated capex of $377M ▪ Integrated Scoping Study estimated NPV of $1.1B and IRR of 26% for initial estimated capex of $545M ▪ World's lowest cost producer vs. relevant peers in either scenario (Roskill)
Attractive Valuation	▪ Trading at discount to peers and M&A transactions ▪ Upcoming catalysts leading to two definitive feasibility studies should close value gap

ELECTRIC VEHICLE SALES DRIVEN BY ECONOMICS

LI-ION BATTERY COSTS DOWN 85% SINCE 2010
(PACK PRICE – REAL 2018 $/KWH)



$1,250
$1,000
$750
$500
$250
$0
-22%
-21%
-8%
-11%
-35%
-23%
-26%
-18%
18% Annual Cost Reduction
2010
2011
2012
2013
2014
2015
2016
2017
2018

Source: Bloomberg New Energy Finance (https://about.bnef.com/blog/behind-scenes-take-lithium-ion-battery-prices/)

1. EVs are superior vehicles – they are smoother, quieter and faster
2. EVs reduce greenhouse gas emissions by two-thirds relative to internal combustion vehicles (Wood Mackenzie)
3. EVs offer lower 'total cost of ownership' ("TCO"); significantly less expensive to fuel and maintain
4. EV:ICE purchase price parity is approaching; Tesla has already achieved this with the Model 3



$45,000
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
250 Mile Range EV Price
Toyota Camry MSRP
2018
2020
2022
2024

Source: ARK Innovation – Big Ideas 2020

IT'S NOT JUST TESLA

- **Major auto companies are all-in on electric vehicles**
  - 400+ new EV models coming to market by 2025
- **EU CO_2 emission requirements spurring strong EV development**
- **Mass market vehicles coming for the first time**
  - Ford to produce electric F-150 "before 2022"
  - VW ID.3 launching in 2020
  - Renault producing $9,000 EV for Indian market



# of EVs Launched by 2025
VW 80
BMW 47
Geely 41
Changan 34
FCA 32
SAIC 30
Ford 28
HMC-KIA 23
GM 20
RNM Alliance 12
Peugeot 11
Toyota 10
Daimler 10
0
20
40
60
80

Source: Bloomberg New Energy Finance Electric Vehicle Outlook 2019



VW ID.3
(2020)



Mustang MachE
(2021)



Rivian Trucks
(2022)



Porsche Taycan
(2020)

HYDROXIDE TAKING SHARE IN FAST-GROWING LITHIUM MARKET

LiOH Demand Growing 31% Per Year Thru 2030[1]



Lithium Chemical Supply / Demand Balance 2015-2040 1
6,000,000
5,000,000
4,000,000
3,000,000
2,000,000
1,000,000
-
Tonnes of Lithium Carbonate Equivalent (LCE)
2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 2037 2038 2039 2040
Lithium Hydroxide Demand (t/y)
Lithium Carbonate Demand (t/y)
Hydroxide Supply (t/y)

1: Source - Benchmark Mineral Intelligence

LiOH

LiOH required in the high-nickel batteries used in longer-range vehicles

LiOH shortages expected by 2023[1]

Most of the world's lithium hydroxide is currently produced in China

North Carolina is the leading ex-China LiOH producer

SPODUMENE THE PREFERRED FEEDSTOCK

“Lithium extracted from **mining** … is **commercially more attractive** … more stable to extract, easier to scale and generally **more sustainable**.” ***VW** – April 2019*

“BMW signs contract with Ganfeng for **sustainable lithium from mines in Australia.**” ***BMW** – November 2019*


Piedmont Lithium Project
Wilmington
Baltimore
Wilmington
Charleston
Savannah
Jacksonville
New Orleans
Tampa Bay
Everglades

PIEDMONT IS LOCATED IN THE USA'S AUTO ALLEY

US EV MARKET ACCELERATING AS SUPPLY CHAIN LOCALIZATION TAKES HOLD

General Motors says it will be all-electric 'sooner than people would think'

Bradley Berman - May. 1st 2020 1:23 pm ET

General Motors and LG Chem Team Up to Advance Toward an All-Electric Future, Add Jobs in Ohio

SK Innovation to spend $1.5B on Georgia plants, as 'center' of world EV battery industry

Bradley Berman - Apr. 28th 2020 7:26 pm ET

US Army plans for an EV future

NEWS

Tesla Cybertruck will spawn the first 'Terafactory' in the US

"Bessemer City…brings a lot more flexibility to our cost structure. It removes a lot of the requirement that we have today to export out of China and incur that VAT cost, etc. It's actually a lower cost production, actually, than in China." Livent CEO Paul Graves told the FT.

General Motors is investigating ways to source important lithium-ion battery minerals (such as lithium and nickel) from North America for its new range of electric vehicles, and for its battery cells to be made in Ohio.

Trump administration pushing to rip global supply chains from China: officials

Ford's electric Mustang is just the beginning for high-performance battery vehicles

"If you wanted to be green you had to give up performance, and if you wanted to be fast you had to give up being green. That doesn't have to happen anymore," said Ford Chairman Bill Ford Jr.

Why China is losing the coronavirus narrative

American Government takes Disruptive Steps through the ORE Act to end Chinese Control of Rare Earths, Cobalt, Graphite, Lithium and Manganese

FAVORABLE LOCATION IN NORTH CAROLINA


USA
PIEDMONT LITHIUM
PROJECT
N
Lincolnton
Piedmont Lithium Project
Mineral Resource
27.9Mt @ 1.11% Li_2O
Core Property
321
Central Property
Hallman-Beam Mine
Sunnyside Property
Bessemer City
Shelby
Gastonia
77
85
Kings Mountain Mine
Livent, Bessemer City Lithium Processing Facility
Proposed Piedmont Lithium Chemical Plant Site
Charlotte
Albemarle, Kings Mountain Lithium Processing Facility
North Carolina
South Carolina
20 km
Piedmont Lithium project
Major highway
Railway
City

PLL

#1
STATE FOR BUSINESS 2019 (FORBES[1])

0%
STATE MINING ROYALTIES

23%
CORPORATE TAX RATE

~100%
PAST LITHIUM PRODUCTION

Source https://www.forbes.com/best-states-for-business/list/#tab:overall

TWO POSSIBLE DEVELOPMENT SCENARIOS

MERCHANT PROJECT

Spodumene Supply from the Market

Nameplate capacity of 22,700 t/y LiOH

25 Year Chemical Plant Life

World's Lowest Cost Merchant Producer (*Roskill*[2])

$714M NPV – 26% IRR[1]

$149M run rate EBITDA[1]

Initial Capex – $377M[1]


USA
PIEDMONT
PROJECT
PIEDMONT
LITHIUM
CHEMICAL PLANT

INTEGRATED PROJECT

Spodumene from Piedmont Mine / Concentrator

Nameplate capacity of 22,700 t/y LiOH

25 Year Mine & Chemical Plant Life

World's Lowest Cost Producer (*Roskill*[2])

$1.1B NPV – 26% IRR[1]

$218M run rate EBITDA[1]

Initial Capex - $545M[1]

1. *Source: Estimated values previously announced in Company announcement "Chemical Plant PFS Demonstrates Exceptional Economics and Optionality of USA Location" dated May 26, 2020*
2. *Based on Roskill's forecasted 2028 all-in sustaining cost curve for lithium hydroxide production*

NORTH CAROLINA LOCATION DRIVES LOW PRODUCTION COSTS



12,000
10,000
8,000
6,000
4,000
2,000
0
Production Cost (US$/t Lithium Hydroxide)
PIEDMONT LITHIUM
INTEGRATED[1]
PIEDMONT LITHIUM
MERCHANT[1]
INTEGRATED PROJECTS
MERCHANT CONVERTERS
0 25 50 75 100 125 150 175 200 225 250 275 300 325 350 375 400 425 450 475 500
Cumulative Production (Kt/y Lithium Hydroxide)

1. *Source: All-in sustaining cost estimates previously announced in Company Announcement "Chemical Plant PFS Demonstrates Exception Economics and Optionality of USA Location" dated May 26, 2020 and from Roskill 2028 All-In Sustaining Cost Curve (Roskill)*

THE MERCHANT SPODUMENE-TO-HYDROXIDE OPPORTUNITY


PIEDMONT LITHIUM
Spodumene Project
Operating Spodumene Conversion Plant
Proposed Spodumene Conversion Plant

LiOH

~100%
OF WORLD SPODUMENE PRODUCTION IS CONVERTED IN CHINA

CHINA
PRODUCES MOST OF THE WORLD'S LITHIUM HYDROXIDE

US AND EUROPEAN
AUTO COMPANIES SEEKING TO LOCALIZE SUPPLY CHAINS

NORTH CAROLINA
IS AN IDEAL LOCATION FOR MERCHANT CONVERSION

CATALYSTS TO DRIVE SHAREHOLDER VALUE

- ❑ Key Accomplishments
  - ☑ First-mover land position on TSB
  - ☑ 55,000m drilled
  - ☑ Mineral Resource of 27.9Mt at 1.11% Li_2O
  - ☑ Section 404 permit received
  - ☑ PFS shows strong economics
- ❑ Milestones for the Next 12 Months
  - ❑ Complete bench scale LiOH testwork
  - ❑ Permit Kings Mountain site
  - ❑ Secure 2nd chemical plant site
  - ❑ Build project execution team
    - ☑ LiOH marketing
    - ❑ Mine / concentrator
    - ❑ Chemical plant
  - ❑ Complete bankable feasibility studies
  - ❑ Finalize LiOH offtake agreements
  - ❑ Explore strategic partnerships
  - ❑ Secure project financing



MARKET CAP – US$MM
1,200
1,000
800
600
400
200
-
68
152
451
525
1,216
PLL
INR
LAC
KDR
LTHM

Notes: Market caps as of 6/5/20; KDR represents M&A transaction values.

Nasdaq : PLL ASX : PLL PIEDMONT LITHIUM

CORPORATE SNAPSHOT

PIEDMONT LITHIUM LIMITED

	ASX	Nasdaq
Shares / ADRs (1 ADR = 100 Shares)	826.3 mm	8.26 mm
Price (@ 6/5/20)	A$0.13	US$8.26
Market Cap (@ 6/5/20)	A$107 mm	US$68 mm
Cash (@ 3/31/20)	A$14.5 mm	US$9.0 mm

Employee Stock Options – 63.8mm at weighted average exercise price of A$0.18

KEY SHAREHOLDERS

Australian Super	13%
Fidelity	9%
Officers and Directors	11%

BOARD OF DIRECTORS

Ian Middlemas	*Australia*	Chairman
Keith D. Phillips	*USA*	President & CEO
Anastasios Arima	*USA*	Director
Jeff Armstrong	*USA*	Director
Jorge Beristain	*USA*	Director
Levi Mochkin	*Australia*	Director

LEADERSHIP TEAM

Keith Phillips
President & CEO
30+ years Wall Street experience with JPMorgan, Merrill Lynch & Goldman Sachs

Patrick Brindle
VP – Project Management
20+ years US and global engineering, procurement and construction experience

Lamont Leatherman,
VP – Chief Geologist
25+ years as an exploration geologist, senior positions in BHP in the Carolinas

Tim McKenna
Government Relations
30+ years government relations, including with Rockwood Lithium and Lithium X

Taso Arima
Founder and Director
Visionary natural resources entrepreneur; founder of multiple companies

Austin Devaney
VP – Sales & Marketing[1]
Lithium industry veteran; head of sales and customer excellence for Albemarle

David Buckley
VP – Process Engineering
25+ years lithium extraction and conversion expert, ex-FMC and Albemarle

Greg Swan
Corporate Secretary
15+ years accounting and governance experience with public companies

TECHNICAL CONSULTANTS

HATCH | PRIMERO | HDR | Marshall Miller & Associates | SGS | CSA

1: Beginning from July 1, 2020

PIEDMONT LITHIUM

BACKGROUND INFORMATION

Nasdaq :PLL

ASX :PLL

ABN 50 002 664 495

LiOH


USA
PIEDMONT LITHIUM PROJECT

INTEGRATED BUSINESS BENEFITS FROM HIGH-GRADE RESOURCE WITH UPSIDE

PLL

Mineral Resources
27.9 Mt @ 1.11% Li_2O

- 764,000 tonnes of contained LCE
- 100% of the lithium is attributable to spodumene mineralization
- Shallow open pits – 74% of resource within 100m of surface and 97% within 150m
- Open along strike and at depth


Piedmont Lithium Project
Hallman-Beam Mine
Carolina Tin-Spodumene Belt
Bessemer City
Gastonia
Kings Mountain Mine
N
Area 1
Rock Chip Assays up to 2.37% Li2O
Core Property
Area 5
Rock Chip Assays up to 2.10% Li2O
Area 2
Rock Chip Assays up to 2.63% Li2O
Piedmont Lithium Project
Mineral Resource
27.9Mt @ 1.11% Li2O
Area 3
Rock Chip Assays up to 2.41% Li2O
Central Property
279
274
Hallman-Beam Mine
Sunnyside
Rock Chip Assays up to 2.91% Li2O
Sunnyside Property
20.9 meters intercept @ 1.42% Li2O in Hole 18-SS-001
Piedmont Lithium project
Former lithium mine
Resource
Drillholes
Rock chip sample areas
Major highway
Railway
Powerline
2.5 km

OPEN ALONG
STRIKE AND AT DEPTH

SHALLOW
OPEN PIT QUARRYING

PURE SPODUMENE
MINERALOGY

ABUNDANT
CLEAN PROCESS WATER

85% RECOVERIES
BASED ON TESTWORK & 50 YEARS OF TSB PRECEDENT

BY-PRODUCTS SERVE IMPORTANT MARKETS WHILE PROVIDING IMPORTANT CREDITS TO OPERATING COSTS

QUARTZ


Solar Panel Glass


Composites


Technical Glass

FELDSPAR


Architectural Glass


Industrial Ceramics


Coatings

MICA


Cosmetics


Automotive Paints


Welding Rods

CHEMICAL PLANT FLOW SHEET



Spodumene Concentrate
NG
Calcination
Milling
NG
Sulfuric Acid
Acid Roast
Recycle Liquor
Water
Hydrogen Peroxide
Calcium Hydroxide
Calcium Hydroxide
Water Leach & Oxidation
Neutralization & Impurity Removal
Residue to Wet Cake Stockpile
Primary Filtration
Sodium Carbonate
Calcium Hydroxide
Magnesium and Calcium Removal
Residue to Wet Cake Stockpile
Secondary Filtration
Hydrochloric Acid
Sodium Hydroxide
Ion Exchange
Evaporation
Sodium Hydroxide
Causticization
Sodium Sulfate Decahydrate Crystallization
Centrifuge
Steam
Melter
Steam
Sodium Sulfate Anhydrous Crystallization
Recycle
Centrifuge
NG
Sodium Sulfate Drying
Sodium Sulfate Anhydrous
Steam
Crude Lithium Hydroxide Crystallization
Recycle
Bleed Treatment
Centrifuge
Water
Lithium Hydroxide Digestion
Steam
Pure Lithium Hydroxide Crystallization
Centrifuge
NG
Drying
Lithium Hydroxide Monohydrate

LOW-RISK CONVENTIONAL CONVERSION TECHNOLOGY

22,720 TPY
BG LIOH PRODUCTION

US$2,371/t
CONVERSION COST

24 MONTH
RAMP-UP PERIOD

MINOR SOURCE
AIR PERMITTING PROCESS

LITHIUM PRICES


Battery Grade Lithium Chemicals Price Forecast (US$/t)
Lithium Carbonate, Battery Grade, Global Prevailing Price
Lithium Hydroxide, Battery Grade, Global Prevailing Price
25,000
20,000
15,000
10,000
5,000
-
2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 2037 2038 2039 2040
BENCHMARK
MINERAL
INTELLIGENCE

LiOH

PIEDMONT LITHIUM

PIEDMONT LITHIUM LIMITED

Clean Energy in the USA – June 2020

Keith D. Phillips – President and CEO

+1 973 809 0505

kphillips@piedmontlithium.com

Head Office | 32 N Main Street | Suite 100 | Belmont, NC 28012 | USA

Exploration Office | 5706 Dallas-Cherryville Hwy. 279 | Bessemer City | NC 28016 | USA

Registered Office | 28 The Esplanade | 9th Floor | Perth | WA 6000 | Australia

Nasdaq :PLL

ASX :PLL

ABN 50 002 664 495

www.piedmontlithium.com